Exhibit 99.1

Agilent Technologies Completes Separation of Verigy

SANTA CLARA, Calif., Oct. 31, 2006 — Agilent Technologies Inc. (NYSE: A) today completed the separation of Verigy Ltd. (NASDAQ: VRGY). As previously announced, Agilent distributed to its shareholders 0.122435 of an ordinary share of Verigy for each share of Agilent owned as of 5 p.m. ET on the Oct. 16, 2006, record date.

“Completing this distribution marks a major milestone for both Agilent and Verigy,” said Bill Sullivan, Agilent president and CEO. “For Agilent, it also represents the final step in our company’s transformation into a pure-play measurement company, which we committed to achieve by the end of our 2006 fiscal year.”

Agilent has now distributed all of the Verigy shares it owned — a total of 50 million shares. This represents approximately 85 percent of Verigy’s total shares outstanding. Agilent shareholders of record are receiving whole shares of Verigy and cash in lieu of any fractional Verigy shares, in each case, to which they are entitled.

Agilent sent an information statement regarding the distribution to its shareholders earlier in October. The information statement is also posted on Agilent’s investor Web site at www.investor.agilent.com.

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 18,500 employees serve customers in more than 110 countries. Agilent had net revenue of $5.1 billion in fiscal year 2005. Information about Agilent is available on the Web at www.agilent.com.